FOR IMMEDIATE RELEASE	NEWS
November 3, 2016	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc
Reports Third Quarter 2016 Earnings of 12 Cents per Diluted Share

MIDLAND, Texas November 3, 2016 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2016.

Revenue: Total revenue was $16.2 million, a decrease from $21.2 million for the three months ended September 30, 2016 compared to the same period ended September 30, 2015. This change was mainly attributable to a decrease in rental revenue due to reduced rental utilization, competitive pricing pressure and generally lower activity in the upstream oil and gas industry because of lower commodity prices. Total revenue decreased between consecutive quarters by $1.0 million to $16.2 million from $17.2 million, due to the same aforementioned reasons. On a nine month year-to-date basis, revenues were down from 2015 by $15.2 million.

Gross Margins: Total gross margin for the three months ended September 30, 2016 decreased $2.7 million to $9.4 million from $12.1 million for the same period ended September 30, 2015. However, total gross margin as a percentage of revenue increased to 58% for the three months ended September 30, 2016 compared to 57% for the same period ended September 30, 2015. This increase was the result of generally higher margins on rental and service and maintenance revenue. Sequentially, gross margin was $9.4 million for the three months ending September 30, 2016 compared to $9.5 million in the three months ended in June 30, 2016. Gross margin percentages increased to 58% from 55% the previous quarter, driven primarily by higher gross margins in all of revenue streams, particularly rentals. For the comparative nine months ended September 30, total gross margin decreased to $30.7 million from $40.2 million.

Operating Income: Operating income for the three months ended September 30, 2016 was $1.8 million, compared to the prior year's third quarter of $3.8 million. This decrease was due to a reduction in rental revenue and sales gross margins. Sequentially, operating income remained flat at $1.8 million, for the three months ended September 30, 2016 and June 30, 2016. Operating income for the nine months ended 2016 was $7.5 million compared to $10.5 million for the same period in 2015.

Net Income:  Net income for the three months ended September 30, 2016 decreased to $1.5 million compared to net income of $2.6 million for the same period in 2015. Sequentially, net income increased to $1.5 million from $1.3 million primarily due to the application of research and development tax credits. For the comparative nine months ended, net income decreased to $5.3 million from $6.9 million.

Earnings Per Share:  Comparing the third quarter of 2016 versus 2015, earnings per diluted share was 12 cents down from the 20 cents. Diluted earnings per share increased to 12 cents from 10 cents between sequential quarters. On a nine month year-to-date basis, earnings per diluted share decreased to 41 cents from 54 cents.

Adjusted EBITDA:  Adjusted EBITDA decreased $2.1 million to $7.3 million or 45% of revenue for the three months ended September 30, 2016 versus $9.4 million or 44% of revenue for the same three months ended September 30, 2015. Adjusted EBITDA decreased approximately $39,000 in the sequential quarters and increased relative to revenue to 45% from 42%. For the nine months ended September 30, 2016, adjusted EBITDA decreased $8.3 million to $23.9 million or 43% of revenue compared to $32.2 or 46% for the same period ended September 30, 2015. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash Flow: At September 30, 2016, cash and cash equivalents were $61.2 million with a bank debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $29.5 million during the nine months ended 2016.

Commenting on third quarter 2016 results, Stephen C. Taylor, President and CEO, said:
“Although our markets continue to be very competitive, I think NGS had a notable quarter. The rate of decline in our rental utilization has slowed and, in spite of revenue declines, our gross margin and operating income dollars were essentially flat between quarters. Our rental gross margins were at a ten-year high of 66%, our compressor sales backlog grew, we posted higher earnings per share this quarter than last and we generated positive free cash flow at a rate of 55% of this quarter’s revenue. There are some indications of a tightening market with the higher commodity price, but it has not fully settled into our business yet. If present trends continue we may be in the bottoming of the cycle, but since our production oriented activities tend to lag market upturns, I think we are still looking into 2017 before any definitive recovery will be seen.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three and nine months ended September 30, 2016 and 2015.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended September 30,				Three months ended September 30,
	2016		2015		2016		2015
	(in thousands)
Rental	$13,157	81%	$18,491	87%	$8,644	66%	$11,164	60%
Sales	2,536	16%	2,468	12%	345	14%	728	29%
Service & Maintenance	488	3%	234	1%	366	75%	164	70%
Total	$16,181		$21,193		$9,355	58%	$12,056	57%

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Nine months ended September 30,				Nine months ended September 30,
	2016		2015		2016		2015
	(in thousands)
Rental	$44,220	80%	$58,806	84%	$28,602	65%	$36,744	62%
Sales	9,746	18%	10,672	15%	1,387	14%	2,966	28%
Service & Maintenance	985	2%	686	1%	667	68%	535	78%
Total	$54,951		$70,164		$30,656	56%	$40,245	57%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted EBITDA” below.

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, loss on retirement of rental equipment, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2016	2015	2016	2015
Net income	$1,509	$2,562	$5,309	$6,870
Interest expense	2	7	6	13
Provision for income taxes	322	1,249	2,170	3,688
Loss on retirement of rental equipment	—	(3)	—	4,370
Depreciation and amortization	5,431	5,594	16,371	17,240
Adjusted EBITDA	7,264	9,409	23,856	32,181
Selling, general and administrative expense	2,101	2,667	6,822	8,131
Other income, net	(10)	(20)	(22)	(67)
Gross margin	$9,355	$12,056	$30,656	$40,245

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, November 3, 2016 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2016.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$61,157	$35,532
Trade accounts receivable, net of allowance for doubtful accounts of $616 and $833, respectively	5,332	9,107
Inventory, net	24,368	27,722
Prepaid income taxes	979	81
Prepaid expenses and other	519	762
Total current assets	92,355	73,204
Rental equipment, net of accumulated depreciation of $126,104 and $111,293, respectively	179,561	191,933
Property and equipment, net of accumulated depreciation of $11,534 and $10,825, respectively	7,817	8,527
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,476 and $1,382 respectively	1,683	1,777
Other assets	169	73
Total assets	$291,624	$285,553
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$902	$1,226
Accrued liabilities	2,845	3,071
Deferred income	1,900	271
Total current liabilities	5,647	4,568
Line of credit, non-current portion	417	417
Deferred income tax liability	54,685	56,458
Other long-term liabilities	271	129
Total liabilities	61,020	61,572
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,724 and 12,603 shares issued and outstanding, respectively	127	126
Additional paid-in capital	99,623	98,310
Retained earnings	130,854	125,545
Total stockholders' equity	230,604	223,981
Total liabilities and stockholders' equity	$291,624	$285,553

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
Rental income	$13,157	$18,491	$44,220	$58,806
Sales, net	2,536	2,468	9,746	10,672
Service and maintenance income	488	234	985	686
Total revenue	16,181	21,193	54,951	70,164
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	4,513	7,327	15,618	22,062
Cost of sales, exclusive of depreciation and amortization stated separately below	2,191	1,740	8,359	7,706
Cost of service and maintenance	122	70	318	151
Loss on retirement of rental equipment	—	(3)	—	4,370
Selling, general, and administrative expense	2,101	2,667	6,822	8,131
Depreciation and amortization	5,431	5,594	16,371	17,240
Total operating costs and expenses	14,358	17,395	47,488	59,660
Operating income	1,823	3,798	7,463	10,504
Other income (expense):
Interest expense	(2)	(7)	(6)	(13)
Other income	10	20	22	67
Total other income, net	8	13	16	54
Income before provision for income taxes	1,831	3,811	7,479	10,558
Provision for income taxes	322	1,249	2,170	3,688
Net income	$1,509	$2,562	$5,309	$6,870
Earnings per share:
Basic	$0.12	$0.20	$0.42	$0.55
Diluted	$0.12	$0.20	$0.41	$0.54
Weighted average shares outstanding:
Basic	12,717	12,586	12,691	12,557
Diluted	12,962	12,801	12,913	12,783

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,309	$6,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,371	17,240
Deferred income taxes	(1,773)	(2,629)
Stock based compensation	1,739	2,616
Bad debt allowance	61	402
Inventory allowance	32	70
Gain on sale of assets	(49)	(81)
Gain on company owned life insurance	(7)	—
Loss on retirement of rental equipment	—	4,370
Changes in current assets and liabilities:
Trade accounts receivables, net	3,714	2,449
Inventory	3,556	3,912
Prepaid expenses	(604)	2,287
Accounts payable and accrued liabilities	(550)	(7,107)
Current income tax liability	—	5,086
Deferred income	1,629	(646)
Other	133	(19)
Tax benefit from equity compensation	(51)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	29,510	34,820
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,359)	(11,163)
Purchase of company owned life insurance	(142)	—
Proceeds from sale of property and equipment	49	113
NET CASH USED IN INVESTING ACTIVITIES	(3,452)	(11,050)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(8)	(20)
Proceeds from exercise of stock options	433	733
Taxes paid related to net share settlement of equity awards	(909)	(686)
Tax benefit from equity compensation	51	—
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	(433)	27
NET CHANGE IN CASH AND CASH EQUIVALENTS	25,625	23,797
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,532	6,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$61,157	$29,978
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6	$13
Income taxes paid	$4,795	$3,185
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$164	$1,065
Transfer from inventory to property and equipment	$—	$1,622